As filed with the Securities and Exchange Commission on August 2, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE McCLATCHY COMPANY

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of

incorporation or organization)

52-2080478

(I.R.S. Employer Identification No.)

2100 Q Street, Sacramento CA	95816
(Address of registrant’s principal executive offices)	(Zip Code)

The McClatchy Company 2004 Stock Incentive Plan

(Full title of the Plan)

Karole Morgan-Prager, Esq.

Corporate Secretary and General Counsel

The McClatchy Company

2100 Q Street

Sacramento, CA 95816

(Name and address of agent for service)

(916) 321-1828

(Telephone number, including area code, of agent for service)

Copy to:

Margaret de Lisser, Esq.

Hogan & Hartson L.L.P.

555 Thirteenth Street, N.W.

Washington, D.C. 20004-1109

(202) 637-5600

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered	Proposed maximum offering price per share (1)(2)	Proposed maximum aggregate offering price (1)	Amount of registration fee (1)

Class A Common Stock, par value $0.01 per share	3,000,000	$69.80	$209,400,000	$26,530.98

(1)	Estimated pursuant to Rule 457(c) and (h) solely for purposes of calculating the amount of registration fee, based on the average of the high and low prices per share of the Class A Common Stock on July 28, 2004, as reported on The New York Stock Exchange.

(2)	In accordance with the terms of The McClatchy Company 2004 Stock Incentive Plan, the actual offering price of each share shall be 100% of the “Fair Market Value” of a share of Class A Common Stock on the date on which an option is granted.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to employees participating in The McClatchy Company 2004 Stock Incentive Plan (the “Plan”), as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

We hereby incorporate by reference into this registration statement the following documents filed with the Commission:

(1)	our Annual Report on Form 10-K for the fiscal year ended December 28, 2003, which was filed on February 27, 2004, including information incorporated by reference in the Form 10-K from our definitive proxy statement for our 2004 annual meeting of stockholders, which was filed on March 31, 2004;

(2)	our Quarterly Report on Form 10-Q for the quarterly period ended March 28, 2004, which was filed on April 30, 2004;

(3)	our Quarterly Report on Form 10-Q for the quarterly period ended June 27, 2004, which was filed on July 29, 2004;

(4)	our Current Report on Form 8-K filed May 10, 2004; and

(5)	the description of our Class A Common Stock contained in our registration statement on Form 8-A, filed under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), dated November 28, 1988, as amended on December 9, 1988, and all amendments or reports filed for the purpose of updating such description.

In addition, all documents and reports subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable. Our Class A Common Stock is registered with the Commission under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Officers and Directors.

Section 145 of the Delaware General Corporation Law (“DGCL”) permits our board of directors to indemnify any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his or her being or having been a director, officer, employee or agent of the registrant, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

Our Certificate of Incorporation provides for indemnification of our directors, officers, employees and other agents to the fullest extent permitted by law.

As permitted by Sections 102 and 145 of the DGCL, our Certificate of Incorporation eliminates a director’s personal liability for monetary damages to us and our stockholders arising from a breach or alleged breach of a director’s fiduciary duty as a director, other than a breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, under Section 174 of the DGCL or for any transaction from which the director derived an improper personal benefit.

In addition, we maintain officers’ and directors’ insurance covering certain liabilities that may be incurred by officers and directors in the performance of their duties.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits to this Form S-8 are listed on the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sacramento, state of California, on this 28th day of July, 2004.

THE McCLATCHY COMPANY

By:	/s/ GARY B. PRUITT
Gary B. Pruitt
Chairman, President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary B. Pruitt his or her true and lawful attorney-in-fact and agent, with power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any amendments to this registration statement, and to file the same, with all exhibits and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on this 28th day of July, 2004:

Signature	Title

/s/ GARY B. PRUITT Gary B. Pruitt	Chairman, President and Chief Executive Officer (Principal Executive Officer)

/s/ PATRICK J. TALAMANTES Patrick J. Talamantes	Vice President, Finance and Chief Financial Officer (Principal Financial Officer)

/s/ ROBERT W. BERGER Robert W. Berger	Controller and Assistant Treasurer (Principal Accounting Officer)

/s/ ELIZABETH BALLANTINE Elizabeth Ballantine	Director

Signature	Title

/s/ LEROY T. BARNES Leroy T. Barnes	Director

/s/ WILLIAM K. COBLENTZ William K. Coblentz	Director

/s/ MOLLY MALONEY EVANGELISTI Molly Maloney Evangelisti	Director

/s/ R. LARRY JINKS R. Larry Jinks	Director

/s/ JOAN F. LANE Joan F. Lane	Director

/s/ JAMES B. MCCLATCHY James B. McClatchy	Publisher and Director

/s/ KEVIN MCCLATCHY Kevin McClatchy	Director

/s/ WILLIAM ELLERY MCCLATCHY William Ellery McClatchy	Director

/s/ THEODORE REED MITCHELL Theodore Reed Mitchell	Director

/s/ S. DONLEY RITCHEY, JR. S. Donley Ritchey, Jr.	Director

/s/ FREDERICK R. RUIZ Frederick R. Ruiz	Director

/s/ MAGGIE WILDEROTTER Maggie Wilderotter	Director

EXHIBIT INDEX

Exhibit No.	Exhibit
5.1	Opinion of Hogan & Hartson L.L.P. regarding the validity of the common stock registered hereby.

10.1	The McClatchy Company 2004 Stock Incentive Plan.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page hereto).